Exhibit 99.1

[	Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

THIRD QUARTER RESULTS

DALLAS, TX (February 2, 2012)—Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2012 ended December 31, 2011. Notable items for the quarter include (all comparisons, unless noted, are with the prior-year quarter):

•	Revenues of $123.6 million, up 19%

•	Cash flow from operations of $16.2 million, up 45%

•	Adjusted earnings per diluted share of $0.20 and EPS of $0.07 (which includes Non-routine Items of $0.13) compared with $0.12

•	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in attachment 5

•	Total loss from non-routine items (including the after-tax effect of a loss on debt retirement, certain tax and interest benefits and loss on arbitration ruling) was $5.8 million

Eagle’s low cost operations continued to execute well during this challenging environment for U.S. construction activity. Segment operating earnings increased 30% reflecting improved sales volumes in our cement, wallboard and paperboard businesses and higher wallboard and paperboard net sales prices as compared to the prior year. Operating cash flow was strong during the quarter, further strengthening our financial position.

Cement, Concrete and Aggregates

Operating earnings from Cement for the third quarter were $15.5 million, a 2% increase from the same quarter a year ago. The earnings increase primarily reflects improved sales volumes offset by $2.5 million of additional maintenance costs incurred this quarter versus the prior year quarter. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $61.5 million, 12% higher than the same quarter last year. Cement sales volumes for the quarter were 700,000 tons, 13% above the same quarter a year ago. The average net cement sales price this quarter was $80.02, generally flat with the same quarter last year.

Concrete and Aggregates reported an operating loss of $0.6 million for the third quarter compared to operating earnings of $0.2 million from the same quarter a year ago, primarily due to reduced sales volumes.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard reported third quarter operating earnings of $5.4 million compared to an operating loss of $0.4 million in the same quarter last year. Gypsum Wallboard and Paperboard revenues for the third quarter totaled $73.5 million, a 24% increase from the same quarter a year ago. Higher wallboard and paperboard net sales prices combined with improved paperboard sales volumes were the primary drivers of the quarterly earnings and revenues increase.

The average Gypsum Wallboard net sales price this quarter was $94.86 per MSF, 9% higher than the same quarter a year ago. Gypsum Wallboard sales volumes for the quarter of 421 million square feet (MMSF) increased 9% from the same quarter last year. The average Paperboard net sales price this quarter was $527.42 per ton, 10% higher than the same quarter a year ago. Paperboard sales volumes for the quarter were 57,000 tons, 21% greater than the same quarter a year ago.

Other Corporate Items

During the third quarter of fiscal 2012, Eagle repurchased approximately $88.1 million of its Series 2007A and Series 2005A Senior Notes at a slight premium. The loss on the debt retirement was approximately $2.1 million, or $0.04 per diluted share, and was expensed during the third quarter. The purchase of the senior notes was funded with cash and lower cost borrowings made under our revolving bank credit facility. As a result of the purchase, Eagle was able to modestly reduce its outstanding debt, reduce interest payments, and improve financial flexibility by replacing a portion of our fixed term debt with variable revolving debt, which can be repaid at any time, while still maintaining a significant amount of readily available liquidity.

Also during the third quarter of fiscal 2012, income taxes and interest expense were positively affected by our participation in state amnesty programs with the states of Arizona, Colorado and California, as well as the expiration of the federal statute of limitations for certain items related to the 2004 through 2006 tax years. These events were treated as discrete items in the tax provision and interest calculation and a benefit totaling approximately $2.8 million, or $0.06 per diluted share, was recognized. Additionally, we received the previously recorded $9.1 million Federal Income Tax Receivable in early January 2012.

On January 19, 2012, we received an adverse ruling in an arbitration proceeding involving a contract dispute between one of our subsidiaries and another mining company. The ruling involved a limited area within our California aggregates deposit and is not expected to have a material adverse impact on our continuing operations in future periods. While the ruling has not been finalized, the award, along with our legal expenses, was approximated to be $9.1 million, or $0.15 per diluted share, and has been classified as Loss on Arbitration Ruling in our Statement of Consolidated Earnings.

Details of Financial Results

The nine-month financial information included in this press release includes a previously disclosed $3 million reversal of an accrual that reduced wallboard costs of goods sold during the first quarter of fiscal 2012. The $3 million relates to a reserve established in fiscal 2001 for expected costs to repair certain manufacturing equipment at one of our wallboard facilities. The equipment was subsequently purchased and fully depreciated without relieving the reserve. The reversal of the reserve represents the correction of a prior year error, which we concluded was immaterial to both current and previously issued financial statements; however, the reversal of the accrual is currently under review by the Securities and Exchange Commission and it is possible it may be adjusted back to beginning retained earnings. In this case, there would be no impact to Eagle’s third quarter results or cash flow from operations.

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The Company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Thursday, February 2, 2012. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Summary of Consolidated Earnings
(2)	Revenues and Earnings by Lines of Business (Quarter and Nine Months)
(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(4)	Consolidated Balance Sheets
(5)	Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Revenues	$123,596	$103,870	$378,222	$366,799

Cost of Goods Sold	111,125	96,030	349,661	328,979

Gross Profit	12,471	7,840	28,561	37,820

Equity in Earnings of Unconsolidated JV	7,776	7,196	21,160	17,868

Corporate General and Administrative Expense	(3,873)	(3,942)	(12,463)	(12,060)

Other Operating Income	(464)	192	(428)	1,084

Loss on Arbitration Ruling	(9,117)	—	(9,117)	—

Earnings before Interest and Income Taxes	6,793	11,286	27,713	44,712

Interest Expense, Net	(4,210)	(4,666)	(13,352)	(13,104)

Loss on Debt Retirement	(2,094)	—	(2,094)	—

Earnings before Income Taxes	489	6,620	12,267	31,608

Income Tax Benefit (Expense)	2,408	(1,124)	(288)	(5,955)

Net Earnings	$2,897	$5,496	$11,979	$25,653

EARNINGS PER SHARE
Basic	$0.07	$0.13	$0.27	$0.58

Diluted	$0.07	$0.12	$0.27	$0.58

AVERAGE SHARES OUTSTANDING
Basic	44,212,098	43,887,833	44,197,540	43,858,606

Diluted	44,395,982	44,199,121	44,423,467	44,200,558

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$54,063	$45,389	$156,386	$153,903
Gypsum Paperboard	19,407	13,890	59,686	52,998

	73,470	59,279	216,072	206,901

Cement (Wholly Owned)	40,074	34,301	126,677	125,652

Concrete and Aggregates	10,052	10,290	35,473	34,246

Total Revenues	$123,596	$103,870	$378,222	$366,799

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$228	$(2,535)	$(1,074)	$3,961
Gypsum Paperboard	5,146	2,160	12,214	9,787

	5,374	(375)	11,140	13,748

Cement:
Wholly Owned	7,717	8,061	18,232	23,149
Joint Venture	7,776	7,196	21,160	17,868

	15,493	15,257	39,392	41,017

Concrete and Aggregates	(620)	154	(811)	923

Other, net	(464)	192	(428)	1,084

Sub-total	19,783	15,228	49,293	56,772

Corporate General and Administrative Expenses	(3,873)	(3,942)	(12,463)	(12,060)

Loss on Arbitration Ruling	(9,117)	—	(9,117)	—

Earnings before Interest and Income Taxes	6,793	11,286	27,713	44,712

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Gypsum Wallboard (MMSF’s)	421	386	+9%	1,236	1,237	0%

Cement (M Tons):
Wholly Owned	497	408	+22%	1,534	1,482	+4%
Joint Venture	203	211	-4%	657	614	+7%

	700	619	+13%	2,191	2,096	+5%

Paperboard (M Tons):
Internal	19	17	+12%	54	53	+2%
External	38	30	+27%	120	115	+4%

	57	47	+21%	174	168	+4%

Concrete (M Cubic Yards)	112	113	-1%	391	353	+11%

Aggregates (M Tons)	463	677	-32%	1,846	2,098	-12%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Gypsum Wallboard (MSF)	$94.86	$86.65	+9%	$92.35	$93.90	-2%
Cement (Ton)	$80.02	$80.11	0%	$80.77	$80.51	0%
Paperboard (Ton)	$527.42	$477.75	+10%	$519.20	$477.80	+9%
Concrete (Cubic Yard)	$67.11	$62.72	+7%	$63.98	$64.64	-1%
Aggregates (Ton)	$5.99	$5.02	+19%	$5.95	$5.66	+5%

*Net	of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Intersegment Revenues:
Cement	$803	$1,394	$3,044	$3,550
Paperboard	10,594	8,491	30,728	27,311
Concrete and Aggregates	198	153	559	460

	$11,595	$10,038	$34,331	$31,321

Cement Revenues:
Wholly Owned	$40,074	$34,301	$126,677	$125,652
Joint Venture	20,633	19,181	64,487	55,949

	$60,707	$53,482	$191,164	$181,601

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31,
	2011	2010	2011*
ASSETS
Current Assets –
Cash and Cash Equivalents	$3,679	$4,053	$1,874
Accounts and Notes Receivable, net	54,491	42,254	43,855
Inventories	113,613	111,012	115,237
Federal Income Tax Receivable	9,109	—	9,088
Prepaid and Other Assets	3,045	2,464	4,572

Total Current Assets	183,937	159,783	174,626

Property, Plant and Equipment –	1,138,261	1,110,787	1,112,058
Less: Accumulated Depreciation	(548,284)	(503,063)	(512,228)

Property, Plant and Equipment, net	589,977	607,724	599,830
Notes Receivable	3,448	13,150	5,326
Investments in Joint Venture	37,571	31,546	33,661
Goodwill and Intangibles	151,061	151,698	151,539
Other Assets	19,155	26,542	17,828

	$985,149	$990,443	$982,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$33,344	$30,464	$30,339
Current Portion of Senior Notes	4,677	—	—
Accrued Liabilities	46,598	35,919	40,011

Total Current Liabilities	84,619	66,383	70,350

Senior Notes	192,259	285,000	285,000
Bank Credit Facility	84,000	5,000	2,000
Long-Term Liabilities	35,268	40,778	37,807
Deferred Income Taxes	126,512	124,503	128,089
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 44,944,310; 44,196,759 and 44,447,428 Shares, respectively.	449	442	444
Capital in Excess of Par Value	29,235	19,450	24,859
Accumulated Other Comprehensive Losses	(2,893)	(3,518)	(2,893)
Retained Earnings	435,700	452,405	437,154

Total Stockholders’ Equity	462,491	468,779	459,564

	$985,149	$990,443	$982,810

*From audited financial statements.

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Non-GAAP Financial Measures

(unaudited)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (Adjusted EPS), the earnings per diluted share excluding the impacts from non-routine items including the loss on debt retirement, discrete tax benefits and loss on arbitration ruling (Non-routine Items), represents a non-GAAP financial measure. Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the company from period to period and for purposes of its budgeting and planning processes. Although management believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies. Management presents these measures as it believes Adjusted EPS represents the most comparable operating performance measure to the prior year and analysts’ expectations for the three months ended December 31, 2011. Analysts have not factored the impact of the non-routine items in their estimates for the quarter.

The following shows the calculation of the earnings per share impact of the Non-routine Items and reconciles earnings per diluted share in accordance with generally accepted accounting principles for the three months ended December 31, 2011 to Adjusted EPS:

Three Months Ended December 31, 2011
After tax impact of loss on debt retirement	$(1.6)
After tax impact of tax and interest benefits	2.8
After tax impact of loss on arbitration ruling	(7.0)
Total Non-routine Items loss, net	$(5.8)
Diluted average number of shares outstanding for the three months ended December 31, 2011	44.4
Diluted earnings per share loss from Non-routine Items	$(0.13)

Three Months Ended December 31, 2011
Earnings per diluted share in accordance with generally accepted accounting principles	$0.07
Add back: Earnings per diluted share loss from Non-routine Items	0.13
Adjusted EPS	0.20